Exhibit 99.1

MATERION CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2014 FINANCIAL RESULTS

MAYFIELD HEIGHTS, Ohio - February 19, 2015 - Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2014 financial results.

▪	Fourth quarter 2014 earnings were $0.58 per share, diluted. This compares to $0.18 per share, diluted, earned in the fourth quarter of the prior year.

▪	Adjusted fourth quarter earnings were $0.50 per share, diluted, up 47%, compared to the fourth quarter of 2013 adjusted earnings of $0.34 per share, diluted.

▪	Net sales for the fourth quarter were $288.4 million. Value-added sales for the fourth quarter of 2014 were $167.0 million, up 6% compared to the same quarter of the prior year.

▪
Adjusted operating profit margin, as a percent of value-added sales, expanded to 8.3%, a 170 basis point improvement, from prior-year fourth quarter levels, bringing the second half 2014 run rate to 8.6%.

▪	Full-year 2014 earnings were $2.00 per share, diluted, compared to $0.94 per share, diluted, for 2013.

▪	Adjusted full-year 2014 earnings were $1.65 per share, diluted, 50% ahead of the 2013 adjusted earnings of $1.10 per share, diluted.

▪	Earnings for the full-year 2015 are expected to be in the range of $1.80 to $2.00 per share, diluted, 10-20% above 2014 adjusted earnings of $1.65 per share, diluted.

FOURTH QUARTER 2014 RESULTS

Net sales for the fourth quarter were $288.4 million, compared to net sales of $286.1 million for the fourth quarter of 2013. Value-added sales were $167.0 million, up $9.8 million, or 6%, compared to value-added sales of $157.2 million for the fourth quarter of 2013 and up sequentially $1.4 million from the third quarter of 2014. The $167.0 million of fourth quarter value-added sales represents the third consecutive quarter of record level quarterly value-added sales. The growth in value-added sales in the fourth quarter compared to the same period of last year was due primarily to stronger demand from customers in the consumer electronics, medical and telecommunications infrastructure markets.

Operating profit for the fourth quarter of 2014 totaled $13.9 million, a 34% increase over the prior-year fourth quarter adjusted operating profit. Adjusted operating profit margin, expressed as a percent of value-added sales, expanded by 170 basis points to 8.3% from the prior-year fourth quarter levels. The margin improvement is a result of the higher sales volume and management delivering on the forecasted cost savings from the facility closures, pebbles plant improvement and product line rationalizations completed in early 2014.

Net income for the fourth quarter of 2014 was $12.0 million, or $0.58 per share, diluted. This compares to net income of $3.8 million, or $0.18 per share, diluted, for the fourth quarter of the prior year. Adjusted earnings, which excludes non-recurring tax benefits, for the fourth quarter of 2014 were $0.50 per share, diluted, up 47% compared to the fourth quarter of 2013 adjusted earnings of $0.34 per share, diluted.

FULL-YEAR 2014 RESULTS

Net sales for the full-year 2014 were $1.1 billion compared to net sales of $1.2 billion for 2013. The net sales decline primarily represents a 5% decline in pass-through metal market prices, offset by a 4% volume growth. Value-added sales for 2014 were up 5% to $637.1 million compared to $609.1 million for 2013. Adjusted operating profit for 2014 of $48.5 million was up 53% compared to adjusted operating profit of $31.8 million for 2013. Net income for the full year was $41.7 million or $2.00 per share, diluted, compared to net income of $19.7 million or $0.94 per share, diluted, for 2013. Adjusted net income for the full year was $34.3 million, or $1.65 per share, 50% ahead of 2013 adjusted earnings of $1.10 per share. Operating profit and net income in both periods were adjusted to exclude costs associated with facility closings and benefit related to the sale of assets, insurance settlements and non-recurring tax benefits.

BALANCE SHEET

The balance sheet continued to strengthen with total debt at December 31, 2014 of $24.3 million, representing a reduction of $40.6 million for the year, and an ending cash balance of $13.2 million. Cash flow from operations generated $60.3 million in 2014.

In January 2014, the Company announced that the Board of Directors approved an authorization to repurchase up to $50.0 million of the Company’s common stock. During the fourth quarter, the Company repurchased 210,785 shares of its common stock. This brings the year-to-date total since the inception of the buyback to 690,339 shares for a total purchase price of $22.3 million.

The Company’s top priorities related to capital deployment remain supporting key organic growth opportunities and new product initiatives in the business and for bolt-on acquisitions within the identified areas of strategic growth potential. In addition, the Company plans to continue to return capital to shareholders in the form of dividends and stock repurchases.

BUSINESS SEGMENT REPORTING

As previously announced in a press release dated February 12, 2015, the Company changed its reportable segments to more closely align with the way the business is currently managed. The Company believes that the realignment of the businesses will allow the Company to focus resources to drive growth across its diversified customer base and provide shareholders with increased transparency. Prior-year results have been recast for each segment to reflect the change.

Materion now externally reports three segments: Performance Alloys and Composites, Advanced Materials, and Other. The former Performance Alloys, Beryllium and Composites, and Technical Materials segments are now combined into two operating units under the Performance Alloys and Composites segment. The former Advanced Materials and Technologies segment has been separated into the Advanced Materials segment and the Precision Coatings group. The Precision Coatings group, which includes the Precision Optics and Large Area Coatings businesses, is now included in the Other segment. The Other segment also includes our unallocated corporate costs. The new segments, and their fourth quarter results, are as follows:

Performance Alloys and Composites

Performance Alloys and Composites’ net sales for the fourth quarter of 2014 were $112.3 million, a 4% increase over net sales of $108.4 million in the fourth quarter of 2013. Value-added sales were $93.9 million in the fourth quarter of 2014, up $4.5 million, or 5%, compared to $89.4 million in the fourth quarter of 2013. Stronger demand from medical, industrial components, energy and telecommunications infrastructure customers drove the growth in the fourth quarter of 2014 compared to the fourth quarter of 2013. This was offset in part from weaker demand in defense. Sales of ToughMet® products for 2014 were up 19% compared to 2013 and beryllium sales into nuclear medical applications were strong for the second consecutive quarter.

Operating profit for the fourth quarter of 2014 was $9.9 million, or 8.8% of net sales, which compares to $8.1 million, or 7.5% of sales, for the fourth quarter of 2013. This 130 basis point improvement in operating profit margin is due to leveraging a 4% increase in sales volume and improved yields. Expressed as a percentage of value-added sales, operating profit increased to 10.5% in the fourth quarter of 2014.

Advanced Materials

Advanced Materials’ net sales for the fourth quarter of 2014 were $135.3 million, which compares to fourth quarter of 2013 net sales of $140.7 million. Value-added sales for the fourth quarter of 2014 were $48.3 million, up 12% compared to the fourth quarter 2013 sales of $43.0 million. Value-added sales for the fourth quarter compared sequentially to the third quarter of 2014 were up 5%. The improvement in the fourth quarter value-added sales compared to the same period last year, as well as sequentially to the third quarter, was primarily driven by strength from customers in the consumer electronics and telecommunication infrastructure markets.

The strength in consumer electronics is driven primarily by stronger demand for the Company’s products in smartphone and semiconductor applications. Also, the 4G buildout in China and India is driving an increase in sales from customers serving the telecommunications infrastructure market.

Operating profit for the fourth quarter of 2014 was $7.2 million, up $2.1 million, or 41%, compared to an adjusted operating profit of $5.1 million in the fourth quarter of 2013. Operating profit as a percent of value-added sales for the fourth quarter of 2014 was 14.9% compared to adjusted operating profit of 11.9% for the fourth quarter of 2013. The significant improvement in profit margins is a result of leveraging a double-digit volume growth and realizing the expected cost savings related to the facility closures and product line rationalization initiatives undertaken in 2013.

Other

The Other segment includes the operating results of the Precision Coatings group and other unallocated corporate costs.

Precision Coatings’ net sales for the fourth quarter of 2014 were $39.7 million, which compare to net sales of $37.4 million for the fourth quarter of 2013. Value-added sales for the fourth quarter of 2014 were $26.5 million, up $0.6 million, or 2%, compared to value-added sales of $25.9 million for the same period of last year. The increase in value-added sales is reflective of meaningful volume growth offset by the customer and product line rationalizations.

Precision Coatings’ operating profit for the fourth quarter of 2014 was $2.5 million, or 9.4% of value-added sales, which compares to an adjusted operating profit of $1.2 million, or 4.6% of value-added sales, for the fourth quarter of 2013. The significant 480 basis point improvement in profit margin is a result of the value-added sales growth, cost savings from facility closures undertaken in 2013 and a stronger product mix driven by product line rationalization initiatives.

OUTLOOK

The Company made significant progress in 2014. The success of new product developments and manufacturing technology has yielded a broad breadth of new products which are beginning to gain momentum in a myriad of customer applications. These new products and process technologies include optical coatings for 3D gesture control, wafer-level processing for infrared and sensing, new forms of ToughMet, lithium fluoride for OLED, and components for CuPack™ Power RF packages.

Second half 2014 value-added sales were up 9% over both the prior-year second half and first half of 2014. This high single-digit year-over-year value-added sales growth rate is forecasted to continue into 2015. Additionally, the facility closures and product line rationalization initiatives undertaken in 2013 delivered the expected $0.30 per share net benefit in 2014. The combination of top-line growth and a lower cost structure generated earnings momentum in the second half of 2014, which is expected to continue in 2015.

Order entry from automotive electronics has picked up in the first quarter of 2015. In addition, we anticipate that our sales for telecommunications infrastructure will be stronger in 2015 as compared to 2014 due to the global buildout of 4G and undersea cable. Offsetting this strength are higher pension expense resulting from lower discount rates and new mortality tables, the strengthening of the U.S. dollar and anticipated softness in the energy market, coupled with slower growth forecasts in Asia and Europe. Despite the above-mentioned headwinds, the Company expects at this time adjusted earnings growth of 10-20% in 2015 to the range of $1.80 to $2.00 per share, diluted.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “2014 was a year of significant improvement in earnings, operational efficiency and new product development and growth. Sales from new products were 11% of total value-added sales for 2014. Our strategic initiatives and cost reductions are yielding the leverage and earnings power we expected, as evidenced by the 50% improvement in adjusted earnings per share versus 2013. Our strong cash flow continued to reduce balance sheet debt and support our organic growth, while returning cash to our shareholders in the form of dividends and stock repurchases. I am confident that we have the capital resources and strategic initiatives to continue to grow earnings double digits and significantly enhance shareholder value.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 3:00 p.m. Eastern Time, February 19, 2015. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until March 6, 2015 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13599289. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2015;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, energy, telecommunications infrastructure, defense, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the beryllium pebble facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

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Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(In thousands except per share amounts)	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Net sales	$288,425	$286,138	$1,126,890	$1,166,882
Cost of sales	232,628	236,974	920,987	978,904
Gross margin	55,797	49,164	205,903	187,978
Selling, general and administrative expense	36,350	35,343	137,118	133,253
Research and development expense	3,377	3,531	12,850	13,432
Other — net	2,155	4,870	(1,022)	14,462
Operating profit	13,915	5,420	56,957	26,831
Interest expense — net	655	680	2,787	3,036
Income before income taxes	13,260	4,740	54,170	23,795
Income tax expense (benefit)	1,284	965	12,449	4,088
Net income	$11,976	$3,775	$41,721	$19,707

Basic earnings per share:
Net income per share of common stock	$0.59	$0.18	$2.04	$0.96

Diluted earnings per share:
Net income per share of common stock	$0.58	$0.18	$2.00	$0.94

Cash dividends per share	$0.085	$0.080	$0.335	$0.315

Weighted-average number of shares of common stock outstanding
Basic	20,131	20,627	20,461	20,571
Diluted	20,476	20,946	20,810	20,895

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Dec. 31, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$13,150	$22,774
Accounts receivable	112,780	113,012
Inventories	232,409	232,800
Prepaid expenses	14,953	16,353
Deferred income taxes	13,402	10,325
Total current assets	386,694	395,264

Long-term deferred income taxes	17,722	5,941

Property, plant and equipment	800,671	782,879
Less allowances for depreciation, depletion and amortization	(553,083)	(520,986)
Property, plant and equipment—net	247,588	261,893
Intangible assets	18,559	24,248
Other assets	4,781	3,874
Goodwill	86,725	86,725
Total assets	$762,069	$777,945

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$653	$35,566
Accounts payable	36,239	36,556
Other liabilities and accrued items	59,151	54,851
Income taxes	3,144	1,564
Unearned revenue	4,879	479
Total current liabilities	104,066	129,016

Other long-term liabilities	18,203	16,531
Retirement and post-employment benefits	103,891	80,275
Unearned income	51,796	56,490
Long-term income taxes	1,750	1,576
Deferred income taxes	617	1,469
Long-term debt	23,613	29,267
Shareholders’ equity	458,133	463,321
Total liabilities and shareholders’ equity	$762,069	$777,945

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	Dec. 31	Dec. 31
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$41,721	$19,707
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	42,721	41,649
Amortization of deferred financing costs in interest expense	795	679
Stock-based compensation expense	5,358	5,741
Deferred tax (benefit) expense	(5,494)	(2,443)
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(2,066)	12,116
Decrease (increase) in inventory	(30,412)	(8,241)
Decrease (increase) in prepaid and other current assets	(191)	6,647
Increase (decrease) in accounts payable and accrued expenses	6,164	(7,414)
Increase (decrease) in unearned revenue	4,401	(1,389)
Increase (decrease) in interest and taxes payable	1,161	2,391
Increase (decrease) in long-term liabilities	(7,348)	6,879
Other-net	3,459	(400)
Net cash (used in) provided from operating activities	60,269	75,922
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(29,312)	(27,848)
Payments for mine development	(1,247)	(4,776)
Proceeds from sale of property, plant and equipment	3,090	22
Other investments-net	(2)	15
Net cash used in investing activities	(27,471)	(32,587)
Cash flows from financing activities:
Repayment of short-term debt	(6,291)	(13,692)
Proceeds from issuance of long-term debt	33,332	70,423
Repayment of long-term debt	(38,945)	(86,036)
Principal payments under capital lease obligations	(666)	(657)
Cash dividends paid	(6,865)	(6,497)
Debt issuance costs	—	(1,587)
Repurchase of common stock	(22,282)	—
Issuance of common stock under stock option plans	371	1,163
Tax benefit from stock compensation realization	477	711
Net cash provided from (used in) financing activities	(40,869)	(36,172)
Effects of exchange rate changes	(1,553)	(445)
Net change in cash and cash equivalents	(9,624)	6,718
Cash and cash equivalents at beginning of period	22,774	16,056
Cash and cash equivalents at end of period	$13,150	$22,774

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Fourth Quarter Ended						Year Ended
(In millions)	Dec. 31, 2014			Dec. 31, 2013			Dec. 31, 2014			Dec. 31, 2013
Sales
Performance Alloys and Composites	$112.3			$108.4			$433.3			$422.9
Advanced Materials	135.3			140.7			547.3			592
Other	40.8			37			146.3			152
Precision Coatings		39.7			37.4			147.7			152.3
Corporate		1.1			(0.4)			(1.4)			(0.3)
Total	$288.4			$286.1			$1,127			$1,167

Less: Pass-through Metal Cost
Performance Alloys and Composites	$18.4			$19			$74.8			$83
Advanced Materials	87			97.7			366.3			423.4
Other	16			12.2			48.7			51.4
Precision Coatings		13.2			11.5			45.3			48.1
Corporate		2.8			0.7			3.4			3.3
Total	$121.4			$128.9			$489.8			$557.8

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$93.9			$89.4			$358.5			$339.9
Advanced Materials	48.3			43			181			168.6
Other	24.8			24.8			97.6			100.6
Precision Coatings		26.5			25.9			102.4			104.2
Corporate		(1.7)			(1.1)			(4.8)			(3.6)
Total	$167			$157.2			$637.1			$609.1

Gross Margin			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$26.8		29%	$24.4		27%	$100.9		28%	$94.8		28%
Advanced Materials	20.6		43%	17		40%	73.6		41%	60.1		36%
Other	8.5		—	7.8		—	31.4		—	33.1		—
Precision Coatings		9.6	36%		7.5	29%		33.3	33%		33.5	32%
Corporate		(1.1)	—		0.3	—		(1.9)	—		(0.4)	—
Total	$55.9		33%	$49.2		31%	$205.9		32%	$188		31%

Operating Profit			% of VA			% of VA			% of VA			% of VA
Performance Alloys and Composites	$9.9		11%	$8.1		9%	$33.3		9%	$30.8		9%
Advanced Materials	7.2		15%	2.3		5%	32.7		18%	8.4		5%
Other	(3.2)		—	(5)		—	(9)		—	(12.4)		—
Precision Coatings		2.5	9%		(0.4)	(2)%		9.3	9%		4.2	4%
Corporate		(5.7)	—		(4.6)	—		(18.3)	—		(16.6)	—
Total	$13.9		8%	$5.4		3%	$57		9%	$26.8		4%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(In millions except per share amounts)	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
GAAP as Reported
Net Sales	$288.4	$286.1	$1,126.9	$1,166.9
Gross margin	55.8	49.2	205.9	188
Operating profit	13.9	5.4	57	26.8
Net income	12	3.8	41.7	19.7
EPS - Diluted	$0.58	$0.18	$2.00	$0.94

Facility closure and reorganization costs (benefits)
Cost of goods sold	$—	$1.3	$0.2	$1.3
Selling, general and administrative	—	2.3	0.8	2.3
Other-net	—	1.4	(2.6)	1.4
Recovery from insurance and other litigation, net of expenses
Selling, general and administrative	—	—	3.9	—
Other-net	—	—	(10.8)	—
Total special items	$—	$4.9	$(8.5)	$4.9
Special items - net of tax	$—	$3.4	$(5.6)	$3.4
Tax Special Item	$(1.8)	$—	$(1.8)	$—

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$167	$157.2	$637.1	$609.1
Gross margin	55.8	50.5	206.1	189.3
Gross margin % of VA	33.4%	32.1%	32.4%	31.1%
Operating profit	13.9	10.4	48.5	31.8
Operating profit % of VA	8.3%	6.6%	7.6%	5.2%
Net income	10.2	7.1	34.3	23.1
EPS - Diluted	$0.5	$0.34	$1.65	$1.10

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost (benefit) impact of the plant consolidation and product line reorganization efforts in and the net recovery from insurance and other litigation claims in our All Other segment from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation
Value-added sales by Market
(Unaudited)

(in millions)

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2014	Dec. 31, 2013	% Change	Dec. 31, 2014	Dec. 31, 2013	% Change
Materion Corporation
Consumer Electronics	$44.8	$ 41.9	7%	$ 178.0	$ 164.2	8%
Industrial Components	21.8	20.2	8%	86.0	84.0	2%
Medical	20.9	16.0	31%	75.9	65.0	17%
Energy	15.7	15.0	5%	54.0	51.3	5%
Automotive Electronics	13.8	13.8	0%	55.7	59.7	-7%
Telecom Infrastructure	11.7	9.8	19%	40.7	38.2	7%
Defense	8.8	13.9	-37%	35.7	46.5	-23%
Other	29.5	26.6	11%	111.1	100.3	11%
Total	$167.0	$ 157.2	6%	$ 637.1	$ 609.1	5%
Performance Alloy and Composites
Consumer Electronics	$15.6	$ 15.1	3%	$ 64.1	$ 62.3	3%
Industrial Components	16.7	15.2	10%	65.1	63.0	3%
Medical	5.1	1.2	325%	16.3	9.2	77%
Energy	12.8	11.4	12%	42.1	37.7	12%
Automotive Electronics	13.1	13.4	(2)%	53.8	57.4	(6)%
Telecom Infrastructure	8.8	7.8	13%	30.5	28.7	6%
Defense	4.8	9.8	(51)%	20.2	26.0	(22)%
Other	17.0	15.5	10%	66.6	55.6	20%
Total	$93.9	$89.4	5%	$358.5	$339.9	5%
Advanced Materials
Consumer Electronics	$23.0	$20.4	13%	$87.1	$78.5	11%
Industrial Components	4.3	4.0	8%	17.9	17.6	2%
Medical	2.4	2.4	—%	9.1	7.3	24%
Energy	2.9	3.6	(20)%	12.0	13.6	(12)%
Automotive Electronics	—	—	—	—	—	—
Telecom Infrastructure	2.9	2.0	45%	10.2	9.5	7%
Defense	1.2	1.0	19%	5.1	4.4	17%
Other	11.6	9.6	21%	39.6	37.7	5%
Total	$48.3	$43.0	12%	$181.0	$168.6	7%
Other
Consumer Electronics	$6.2	$6.4	(3)%	$26.8	$23.4	15%
Industrial Components	0.8	1.0	(17)%	3.1	3.4	(9)%
Medical	13.4	12.4	8%	50.5	48.5	4%
Energy	—	—	—	—	—	—
Automotive Electronics	0.7	0.4	67%	1.9	2.3	(16)%
Telecom Infrastructure	—	—	—	—	—	—
Defense	2.8	3.1	-10%	10.3	16.1	-36%
Other	0.9	1.5	-40%	5.0	7.0	-29%
Total	$24.8	$ 24.8	0%	$ 97.6	$ 100.6	-3%